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                                                                    Exhibit 99.1

             AETNA INDUSTRIES, INC. ANNOUNCES CASH TENDER OFFER AND
           CONSENT SOLICITATION FOR ITS 11 7/8% SENIOR NOTES DUE 2006,
                                    SERIES B

Centerline, Michigan, July 29, 1999 - Aetna Industries, Inc. ("Aetna") today announced that it has commenced a cash tender offer and consent solicitation relating to its $85.0 million outstanding principal amount of 11 7/8% Senior Notes due 2006, Series B (the "Notes").

The purchase price to be paid for each validly tendered Note will be based upon a fixed spread of 50 basis points over the yield to maturity on the 6 1/4% U.S. Treasury Note due October 1, 2001, plus accrued and unpaid interest on the Notes to, but not including, the date of payment, less a consent payment equal to $30 per $1,000 principal amount of the Notes. Aetna expects that the purchase price for the Notes will be fixed on August 20, 1999, when the yield on the reference Treasury Note will be determined (or, if the tender offer is extended, the second business day prior to the expiration date).

In conjunction with the tender offer, consents to certain proposed amendments to the indenture governing the Notes are being solicited. Among other things, these amendments would eliminate substantially all of the indenture's restrictive covenants. Adoption of the proposed amendments requires the consent of holders of at least a majority of the outstanding Notes. Holders who tender their Notes will be required to consent to the proposed amendments.

Aetna will finance the purchase price and the consent payments with the proceeds of a new credit facility and a new offering of notes by Aetna's parent, Trianon Industries Corp ("Trianon"). The tender offer is conditioned upon, among other things, the receipt of the consents and Trianon's completion of the new offering of notes.

Holders who tender their Notes prior to the consent deadline will receive the purchase price referred to above, plus a consent payment of $30 per $1,000 principal amount of Notes. The consent deadline is 5:00 p.m., New York City time on August 10, 1999.

The tender offer will expire at midnight, New York City time, on August 24, 1999, unless terminated or extended.

Banc One Capital Markets, Inc., is acting as the dealer manager for the tender offer and the consent solicitation. The depositary for the tender offer is Norwest Bank Minnesota National Association.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offer and consent solicitation are made pursuant to an Offer to Purchase and Consent Solicitation Statement dated July 28, 1999 and the related Consent and Letter of Transmittal, which more fully set forth the terms of the tender offer and consent solicitation.

Additional information concerning the tender offer and consent solicitation may be obtained from Banc One Capital Markets, Inc., High Yield Capital Markets, at 800-336-3533. Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from MacKenzie Partners, Inc., the information agent, at 800-322-2885.

Statements in this press release which are not historical facts or information may be forward-



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looking statements based on current expectations that are covered under the
"safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different from expectations. Certain of these risks and uncertainties are set forth in Aetna's 1998 annual report on Form 10-K, its quarterly report on form 10-Q and subsequent filings filed with the Securities and Exchange Commission.

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